Exhibit 10.2

Description of Company’s 2005

Incentive Compensation Plan for Executive Officers

On March 17, 2005, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the “Company”) adopted the 2005 Incentive Compensation Plan for Executive Officers.  Under the plan, the maximum bonus payable to Messrs. Murdy, Tanner and George is 100% of their respective base salaries, and the maximum amount payable to Ms. Shaeff is 50% of her base salary.  Messrs. Murdy, Tanner and George are named executive officers of the Company.  A portion of each officer’s bonus is based upon a discretionary assessment of such executive’s performance.  For Mr. Murdy and Mr. Tanner, the discretionary maximum is equal to 10% of their base salary; for Mr. George, the discretionary maximum is equal to 25% of his base salary; and for Ms. Shaeff, the discretionary maximum is equal to 20% of her base salary.  The remaining portion of each officer’s bonus is subject to the Company achieving a minimum cash flow amount and is then calculated based upon the Company’s earnings before interest, taxes, depreciation and amortization. The calculation begins once a minimum threshold is obtained and is then proportional to the amount by which the Company exceeds that threshold. For Mr. Murdy and Mr. Tanner, the calculated amount is equal to up to 90% of their base salary; for Mr. George, the calculated amount is equal to up to 75% of his base salary; and for Ms. Shaeff, the calculated amount is equal to up to 30% of her base salary.